EXHIBIT 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2011 SECOND QUARTER
NET INCOME INCREASES 20%

Monett, MO. February 1, 2011- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced second quarter fiscal 2011 results with a 15% increase in revenue, an increase of 15% in gross profit and a 20% increase in net income over the second quarter of fiscal 2010. For the first six months of fiscal 2011, revenue increased 21%, with an increase of 22% in gross profit, and an increase of 21% in net income compared to last year.

For the quarter ended December 31, 2010, the company generated total revenue of $242.6 million, compared to $210.9 million in the same quarter a year ago. Gross profit increased to $102.8 million compared to $89.1 million in the second quarter of fiscal 2010. Net income totaled $36.0 million, or $0.42 per diluted share, compared to $30.0 million, or $0.35 per diluted share in the same quarter a year ago.

For the first half of fiscal 2011, total revenue of $477.5 million was generated compared to $393.2 million in the first half of fiscal 2010. Gross profit increased to $199.9 million compared to $163.5 million during the same period last fiscal year. Net income for the first half of fiscal 2011 totaled $67.8 million, or $0.79 per diluted share, compared to $56.3 million, or $0.66 per diluted share for the same six months in fiscal 2010.

According to Jack Prim, CEO, “We continue to be pleased with the results generated this fiscal year as we completed another record quarter for revenue, gross profit and net income. The acquisitions that we completed last year continue to perform in line with our earnings expectations and contributed to our record in-house backlog at the end of the quarter. We are seeing what appears to be a gradual improvement in spending from our financial institution customers as the economy continues to slowly improve.”

Operating Results

“Support and services revenue grew 15% for the quarter and 24% year to date, compared to last year,” stated Tony Wormington, president. “The largest contributor to the growth within this line was our electronic payments revenue which grew 40% compared to the prior year quarter, and has increased 60% year to date compared to the first half of last fiscal year. Electronic payments represent 32% of our total revenue for the quarter and year to date. Another large contributor to this line is our OutLink or outsourcing services which grew 12% for the quarter and 13% year to date, which is driven by both new customers electing this type of service delivery but also due to the continued movement of our existing in-house customers electing to migrate to this model. Both of these contributed to the overall increase of 15% for the quarter and 23% year to date in our recurring revenue compared to the prior year periods.”

License revenue for the second quarter increased 29% to $15.5 million, or 6% of second quarter total revenue, compared to $12.0 million, or 6% of second quarter total revenue a year ago. Support and service revenue increased 15%, expanding to $212.4 million in the second quarter of fiscal 2011 from $184.1 million for the same period a year ago. Support and service revenue grew to 88% of fiscal 2011 second quarter revenue from 87% of revenue last year. Hardware sales in the second quarter of fiscal 2011 increased 1% to $14.8 million or 6% of second quarter total revenue, from $14.7 million, or 7% of total revenue for the second quarter of fiscal 2010.

For the first half of fiscal 2011, license revenue increased 6% to $24.9 million, or 5% of total revenue, from $23.4 million, or 6% of total revenue a year ago. There was growth in all components of support and service revenue in the first half of fiscal 2011 resulting in a 24% increase in support and service revenue, which expanded to $423.0 million in the first half of fiscal 2011 from $340.1 million for the same period a year ago. Support and service revenue grew to 89% of fiscal 2011 first half revenue from 86% of revenue last year. Hardware sales in the first six months of fiscal 2011 decreased 1% to $29.6 million or 6% of total revenue, from $29.7 million, or 8% of total revenue for the first half of fiscal 2010.

Cost of sales for the second quarter increased 15%, from $121.8 million for the three months ended December 31, 2009 to $139.8 million for the same period in the current fiscal year. Gross profit in the current year second quarter also increased 15% to $102.8 million compared to $89.1 million last year. Gross margin was 42% for both periods.

Cost of sales for the six months ended December 31, 2010 increased 21%, to $277.6 million from $229.7 million for the same period ended December 31, 2009. Gross profit for the first half of fiscal 2011 increased 22% to $199.9 million compared to $163.5 million last year. Gross margin was 42% for both periods.

Gross margin on license revenue for both the three and six month periods ended December 31, 2010, was 87% compared to 91% in the same two periods a year ago. The decrease is primarily due to an increase in the amount of third party software delivered during the respective periods.

Support and service gross margin remained consistent at 40% for the second quarter of fiscal 2011 and for the same period last year. Support and service gross margin for the 6 months of fiscal 2011 increased to 40% from 39% in the same period a year ago. Hardware gross margin decreased from 27% in the second quarter of fiscal 2010 to 26% in the same period in the current year, yet remained consistent at 27% for the first half of both fiscal years.

Operating expenses increased 15% for the second quarter of fiscal 2011 compared to the same period a year ago primarily due to increases in selling and marketing and research and development costs, resulting largely from the acquisition of PEMCO Technology Services, Inc. (“PTSI”) on October 29, 2009 and iPay Technologies Holding Company, LLC (“iPay”) on June 4, 2010. Selling and marketing expenses increased 14% in the second quarter to $17.0 million from $14.9 million in the prior year’s second quarter and remained steady at 7% of total revenue for both periods. Research and development expenses increased 28% to $15.8 million or 7% of revenue for the second quarter of fiscal 2011, from $12.3 million or 6% of revenue for the same quarter of fiscal 2010. General and administrative costs increased 3% to $15.0 million in the second quarter of fiscal year 2011, from $14.5 million for the same quarter a year ago. General and administrative costs decreased to 6% of revenue for the second quarter of fiscal year 2011, from 7% of revenue a year ago.

For the first half of fiscal 2011, operating expenses increased 24% to $92.1 million, compared to $74.2 million for the same period a year ago, primarily due to increased employee-related expenses resulting from the three fiscal 2010 acquisitions, being the two acquisitions noted above and Goldleaf Financial Solutions, Inc. (“GFSI”) on October 1, 2009. Selling and marketing expenses increased 24% in the six months ended December 31, 2010 to $33.3 million from $27.0 million in the prior year, and remained at 7% of revenue for both fiscal years. Research and development expenses increased 39% to $31.2 million for fiscal 2011 year to date, from $22.5 million last year. Research and development expenses increased to 7% of revenue from 6% of revenue in the prior year. General and administrative costs increased 11% to $27.5 million in the first half of fiscal year 2011, from $24.7 million for the same period a year ago, while remaining at 6% of revenue in both fiscal 2011 and fiscal 2010.

For the second quarter of fiscal 2011, operating income increased 16% to $55.0 million, or 23% of revenue, compared to $47.4 million, or 22% of revenue, a year ago. Provision for income taxes decreased to 31.4% of income from continuing operations from 36.5% during last year’s second quarter. The decrease in the effective rate is due primarily to the retroactive extension of the credit for Increasing Research Activities (IRC Section 41). Second quarter net income totaled $36.0 million, or $0.42 per diluted share, compared to $30.0 million, or $0.35 per diluted share, in the second quarter of fiscal 2010.

Operating income increased 21% to $107.8 million for the first six months of fiscal 2011 compared to $89.3 million for the same period a year ago. Year to date operating income was 23% of total revenue in both fiscal years. Provision for income taxes decreased to 33.8% year to date in fiscal 2011 compared to 36.9% year to date in fiscal 2010 due primarily to the retroactive extension of the credit for Increasing Research Activities (IRC Section 41) and the additional benefits received from the Domestic Production Activities Deduction (IRC Section 199). First half net income totaled $67.8 million for fiscal 2011, or $0.79 per diluted share, compared to $56.3 million, or $0.66 per diluted share, for fiscal 2010.

According to Kevin Williams, CFO, “Overall results for the quarter were ahead of our internal budget. Total revenue was slightly ahead even though license and hardware revenue continues to be less than anticipated as we entered the current fiscal year. However, as our managers and associates continue to do an outstanding job of controlling our overall costs, gross and operating profits are both ahead of our internal budget for the first half of the year. We continue to generate strong EBITDA (earnings before interest, taxes, depreciation and amortization). With depreciation of $10.7 million and amortization of $12.2 million during the quarter our EBITDA was $77.9 million which represents a 19% increase compared to the same period last year. Year to date EBITDA is $152.9 million compared to $123.0 million a year ago, which represents an increase of 24%, compared to the same period last year.”

For the second quarter of 2011, the bank systems and services segment revenue increased 11% to $189.0 million from $171.0 million. Gross margin was 43% in both periods. Credit union systems and services segment revenue in the same period for fiscal 2011 increased 35% to $53.6 million, with a gross margin of 39%, from $39.8 million in revenue with a gross margin of 38% in the second quarter in fiscal year 2010.

For the six months ended December 31, 2010, the bank systems and services segment revenue increased 15% to $370.9 million from $321.4 million with a gross margin of 43% for the current period compared to 42% a year ago. The credit union systems and services segment revenue increased 49% to $106.6 million for the first half of fiscal 2011 from $71.7 million in the same period a year ago, with gross margin remaining consistent at 38% for both periods. The significant increase in credit union segment revenues relates primarily to the acquisitions of PTSI and iPay.

Condensed, Consolidated Balance Sheet, Cash Flow, and Backlog Review

Cash and cash equivalents increased to $46.9 million from $24.9 million at December 31, 2009. The cash balances decreased from the June 30, 2010 balance of $125.5 million primarily due to the repayment of approximately $130.0 million in borrowings.

Deferred revenue increased 15% to $190.0 million at December 31, 2010 compared to a year ago. Stockholders’ equity increased 20% to $819.1 million at December 31, 2010, from $684.8 million at December 31, 2009.

Cash provided by operations totaled $85.8 million in the current year compared to $75.9 million during the first half of last fiscal year. The following table summarizes net cash (in thousands) from operating activities:

	Six months ended December 31,
	2010	2009

Net income	$ 67,816	$ 56,251
Non-cash expenses	48,506	35,754
Change in receivables	81,623	87,554
Change in deferred revenue	(85,601)	(92,740)
Change in other assets and liabilities	(26,515)	(10,963)

Net cash provided by operating activities	$ 85,829	$ 75,856

Net cash used in investing activities in the current fiscal year was $27.6 million and primarily included cash outflows for capital expenditures totaling $15.5 million. Another major use of cash was $12.1 million for the development of software. In the first half of fiscal 2010, net cash used in investing activities was $164.6 million and primarily included cash outflows of $125.9 million for the acquisitions of GFSI and PTSI in October 2009, capital expenditures for facilities and equipment of $25.9 million and the development of software totaling $12.9 million.

Net cash used in financing activities in the first six months of fiscal 2011 was $136.9 million and included net repayment of borrowings of $135.3 million and payment of dividends of $16.3 million. Cash used was partially offset by net proceeds of $14.3 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In the first half of fiscal 2010, cash used in financing activities was $4.5 million and included repayment of short-term borrowings of $64.8 million and payment of dividends of $14.3 million. Cash used was offset by borrowings on our lines of credit of $61.6 million to fund the above acquisitions and net proceeds of $13.0 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock.

Backlog, which is a measure of future business and revenue, increased 8% compared to year-ago levels to $342.7 million ($78.7 million in-house and $264.0 million outsourcing) at December 31, 2010. Backlog at December 31, 2009, was $316.3 million ($76.6 million in-house and $239.7 million outsourcing) and at June 30, 2010, it was $328.8 million ($78.2 million in-house and $250.6 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and electronic payment solutions primarily for financial services organizations. Jack Henry markets and supports its systems throughout the United States and has over 11,200 customers nationwide. For additional information on Jack Henry, visit the company’s web site at www.jackhenry.com. The company will hold a conference call on February 2nd at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%	Six Months Ended		%
	December 31,		Change	December 31,		Change
	2010	2009		2010	2009

REVENUE
License	$ 15,460	$ 12,013	29%	$ 24,919	$ 23,415	6%
Support and service	212,378	184,143	15%	422,988	340,069	24%
Hardware	14,797	14,705	1%	29,550	29,708	-1%
Total	242,635	210,861	15%	477,457	393,192	21%

COST OF SALES
Cost of license	2,079	1,091	91%	3,257	2,211	47%
Cost of support and service	126,857	110,026	15%	252,663	205,836	23%
Cost of hardware	10,880	10,664	2%	21,685	21,674	0%
Total	139,816	121,781	15%	277,605	229,721	21%

GROSS PROFIT	102,819	89,080	15%	199,852	163,471	22%
Gross Profit Margin	42%	42%		42%	42%

OPERATING EXPENSES
Selling and marketing	16,979	14,866	14%	33,341	26,991	24%
Research and development	15,837	12,339	28%	31,227	22,487	39%
General and administrative	15,014	14,512	3%	27,520	24,693	11%
Total	47,830	41,717	15%	92,088	74,171	24%

OPERATING INCOME	54,989	47,363	16%	107,764	89,300	21%

INTEREST INCOME (EXPENSE)
Interest income	32	4	>100%	49	45	9%
Interest expense	(2,487)	(143)	>100%	(5,379)	(233)	>100%
Total	(2,455)	(139)	>100%	(5,330)	(188)	>100%

INCOME BEFORE INCOME TAXES	52,534	47,224	11%	102,434	89,112	15%

PROVISION FOR INCOME TAXES	16,489	17,247	-4%	34,618	32,861	5%

NET INCOME	$ 36,045	$ 29,977	20%	$ 67,816	$ 56,251	21%

Diluted net income per share	$ 0.42	$ 0.35		$ 0.79	$ 0.66
Diluted weighted avg shares outstanding	86,523	85,224		86,335	85,023

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Dec 31,		% Change
	2010	2009

Cash and cash equivalents	$ 46,871	$ 24,943	88%
Receivables	126,827	117,954	8%
TOTAL ASSETS	1,397,646	1,036,954	35%

Accounts payable and accrued expenses	$ 48,846	$ 49,715	-2%
Current and long term debt	244,932	63,963	>100%
Deferred revenue	190,016	165,238	15%
STOCKHOLDERS' EQUITY	819,147	684,811	20%